Exhibit 10.17

IEC electronics corp.

PO Box 271 • 105 Norton Street • Newark, NY 14513 • Ph: (315) 331-7742 •
Fax: (315) 331-3547 • www.iec-electronics.com

February 15, 2008

Brian Davis

Re: Separation Agreement

Dear Brian:

This letter will summarize the agreement between you and IEC Electronics Corp. (the "IEC" or "Company") with respect to all issues relating to your cessation of employment with the Company. This letter supersedes the severance arrangements set forth in your original letter of employment.

1) **General.** The intent of this letter agreement is to mutually, amicably and finally resolve all issues and claims surrounding the employment relationship between you and IEC, and the termination of that relationship effective February 15, 2008.

2) **Severance:**

   a) **Salary Continuation Payments and Other Consideration.** IEC will provide to you the following amounts and benefits in consideration of the agreements contained herein.

   b) **Salary.** IEC will provide to you severance in the amount of $75,296. IEC agrees to allow you to take any portion or all of your severance to purchase future health care coverage as a retiree under IEC's group plan for as long as the funds cover the costs. You will be notified of any changes that impact existing medical plans and at least annually be advised of open enrollment information and cost increases. In the event you become eligible for health insurance elsewhere, or at your option, IEC agrees to pay the balance of the severance owed within thirty (30) business days of your written notice to the Company.

   c) **Consulting Agreement.** The Company agrees to pay you $5,000 for duties as an Independent Consultant, subject to the provisions contained in a separate Independent Consulting Agreement. The Consulting Agreement will be for a period of three months following your last date of employment and for purposes of the agreement will require in person or phone consultations for whatever purpose the Company identifies including but not limited to supporting management and the transition of new management, specifically Mr. Michael Schlehr into the company.

      i) The Board of Directors of the Company has determined that subject to your full cooperation during the consulting agreement, a portion of your options will be early vested after the 90 days. Full cooperation is defined as promptly returning all calls from management and meeting in person as required specifically to Mr. Michael Schlehr in support of his transition. The shares subject to early vesting are noted in Exhibit A.

      ii) The Company will allow you to retain permanently your laptop, provided you agree that after the 90 day period all company information is destroyed. The Company requests confirmation that the information has been destroyed.

iii) Both the consulting payment and the options are contingent upon your full cooperation as determined solely by the Company.

d) **Other Benefits.** IEC agrees to continue your health care coverage for the remainder of 2008, employer paid, in exchange for your support and consultation. Except as specifically provided in this Agreement, all other employee benefits shall be discontinued as of February 15, 2008, and except as specifically provided in this Agreement, you shall not be entitled to any other compensation, bonuses or perquisites from IEC. **In addition, IEC will not contest any claim for unemployment benefits.**

3) **Stock Options.** You have been granted incentive stock options as set forth in the attached Exhibit A (the "Options"), which by their terms will expire three months after the termination date of your employment. The Board of Directors of the company has extended the expiration date of the Options to allow you to exercise any or all such Options at their set option prices anytime on or before the normal expiration dates set forth in the respective Options. However, as a result of extending the period in which you may exercise the Options, you acknowledge that the company has advised you that the incentive stock options will become non-qualified stock options. There is no income recognition on the exercise of an incentive stock option, but on the exercise of a non-qualified stock option you will have to recognize as taxable income in the year you exercise an amount equal to the difference between the fair market value of Company stock on the date of exercise and the exercise price you pay.

4) **Release.** You agree not to disparage IEC in any manner and not to disclose any confidential information or trade secrets, which you learned while employed by IEC. You agree that the terms set forth in this letter agreement are in full satisfaction of all obligations IEC may have to you. You agree irrevocably and unconditionally to release IEC and any related companies, and all their predecessors, successors, employees, officers, directors, stockholders, representatives, assigns, agents, insurers, and employee benefit programs and the trustees, administrators, fiduciaries and insurers of such programs from any and all claims, demands, and liabilities whatsoever you may have, or claim to have, arising out of any act or omission which occurred prior to the date you sign this agreement. This includes a release of any rights or claims you may have under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, The Americans with Disabilities Act, or any other federal, state, or local laws or regulations which prohibit employment discrimination, restrict any employer's right to terminate employees or otherwise regulate employment. This also includes a release by you of any claims for breach of contract, wrongful discharge, and all claims for alleged physical or personal injury, emotional distress relating to or arising out of your employment with IEC or the termination of that employment, and all claims under the Employee Retirement Income Security Act. In return for this severance package being accorded to you under this agreement, it is your intent to provide IEC the broadest release of claims and liabilities that may be provided by law. **This agreement shall not be construed as an admission by IEC that it has acted wrongfully with respect to you.**

5) **Indemnification:** The Company agrees to indemnify and hold you harmless from any and all liability, loss, suits, claims, damages, costs, judgments and expenses (including attorney's fees and costs of litigation) which in whole or in part result from, or arise out of, or are claimed to result from or to arise out of any acts, errors or omissions in connection with the performance of your duties under this Agreement, provided that any such acts, errors or omissions are not willful or negligent. If a claim by a third party is made or threatened against you, and if you intend to seek indemnity, you shall notify the company in writing of such claim within ten (10) days of notice of such claim. The Company, at its sole option, shall have the authority to undertake, conduct and control, through counsel of its own choosing and at its expense, the settlement or defense of the claim, and Consultant shall cooperate with it in connection therewith. You shall not, without the prior written consent of the Company, settle or compromise any claim or consent to the entry of any judgment. In addition, the Company will immediately begin proceedings to remove your name from any licenses or contracts that may cause rise to any liability or claims as indicated in the foregoing paragraph.

6) You acknowledge that the Company advised you that you had twenty-one (21) days in which to consider whether you should sign this Release; and advised you that if you signed this Release, you would be given seven (7) days following the date in which you signed the Release to revoke it, and that the Release would not be effective until after this seven (7) day period had lapsed.

7) **Acknowledgment.** **This letter agreement is the entire agreement between you and IEC with respect to your termination of employment with IEC. You acknowledge and agree that you have been advised of your right to seek the advice of an attorney, that you fully understand the terms of this agreement, that you are not executing this agreement in reliance on any promises, representations, or inducements other than those contained herein; that you have entered into this agreement knowingly, voluntarily, and without threat, coercion, or duress.**

**PLEASE READ THIS AGREEMENT CAREFULLY, IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.**

Very truly yours,

IEC ELECTRONICS Corp.

Tina Devey
Director of Human Resources

I hereby accept and agree to the foregoing terms and conditions for my termination of employment with IEC Electronics Corp.

Dated 3/3/08

Brian W. Davis

Brian Davis

## EXHIBIT A

Brian Davis Stock Options

| Date of Grant | Number of Shares Issued | Number of Shares Vested | Exercise Price | Expiration Date |
|---|---|---|---|---|
| 3/17/03 | 20,000 | 20,000 | $.21 | 3/16/2010 |
| 10/29/03 | 20,000 | 20,000 | $1.52 | 10/28/2010 |
| 5/13/04 | 15,000 | 15,000 | $1.12 | 5/12/2011 |
| 5/11/05 | 60,000 | 20,000 | $.53 | 5/10/2011 |

Brian Davis Stock Options Subject to early vesting per Independent Consulting Agreement

| Date of Grant | Number of Shares Remaining | Number of Shares Subject to early Vested | Exercise Price | Expiration Date |
|---|---|---|---|---|
| 5/11/05 | 40,000 | 20,000 | $.53 | 5/10/2001 |